                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 3)

                               PremiumWear, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   740909106
            -------------------------------------------------------
                                 (CUSIP Number)

                              Francisco A. Lorenzo
                                333 Clay Street
                                   Suite 4040
                              Houston, Texas 77002
                                 (713) 658-9594
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                                 April 22, 1997
            -------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

      Check the following box if a fee is being paid with this statement [  ].

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 740909106                                      PAGE 2 OF 13 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             Francisco A. Lorenzo
                            (Intentionally Omitted)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4


------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)
                                       [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          219,500 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          219,500 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      219,500 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12                  [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      9.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN

------------------------------------------------------------------------------

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 740909106                                      PAGE 3 OF 13 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             Savoy Partners, Inc.
                            (Intentionally Omitted)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      WC

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)
                                [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          152,300 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          152,300 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      152,300 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12                  [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      6.6%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO

------------------------------------------------------------------------------

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 740909106                                      PAGE 4 OF 13 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                            Jet Capital Corporation
                            (Intentionally Omitted)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      WC

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)
                                [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          47,200 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          47,200 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      47,200 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12                 [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      2.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO

------------------------------------------------------------------------------

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 740909106                                      PAGE 5 OF 13 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Trust for Benefit of Nicole Patricia Lorenzo - 1992 Trust
                            (Intentionally Omitted)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      OO

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)
                                [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          5,000 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          5,000 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      5,000 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12                [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      OO

------------------------------------------------------------------------------

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 740909106                                      PAGE 6 OF 13 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Francisco A. Lorenzo, As Custodian for Mercedes Ana Lorenzo
                            (Intentionally Omitted)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      OO

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)
                                [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          5,000 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          5,000 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      5,000 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12                [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN

------------------------------------------------------------------------------

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 740909106                                      PAGE 7 OF 13 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Francisco A. Lorenzo, As Custodian for Carolina Grace Lorenzo
                            (Intentionally Omitted)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      OO

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)
                                [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          5,000 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          5,000 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      5,000 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12                [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN

------------------------------------------------------------------------------

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 740909106                                      PAGE 8 OF 13 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Francisco A. Lorenzo, As Custodian for Timon Francis Lorenzo
                            (Intentionally Omitted)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      OO

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)
                                [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          5,000 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          5,000 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      5,000 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12                  [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN

------------------------------------------------------------------------------

                                                           PAGE 9 OF 13 PAGES
                                                           ------------------

     This Amendment No. 3 amends the Schedule 13D filed on January 15, 1996 (the "Schedule 13D"), as amended, on behalf of Francisco A. Lorenzo, Savoy Partners, Inc., Jet Capital Corporation, Trust for Benefit of Nicole Patricia Lorenzo - 1992 Trust, Francisco A. Lorenzo, As Custodian for Mercedes Ana Lorenzo, Francisco A. Lorenzo, As Custodian for Carolina Grace Lorenzo and Francisco A. Lorenzo, As Custodian for Timon Francis Lorenzo (collectively, the "Reporting Persons"), with respect to the Common Stock, par value $0.01 per share, of PremiumWear, Inc. (formerly known as Munsingwear, Inc.). Items not included in this Amendment are either not amended or not applicable. All capitalized terms used herein and not otherwise defined herein have the meaning ascribed to such terms in the Schedule 13D.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

     The Response to Item 3 is hereby amended by deleting the entire text thereof and inserting the following in lieu thereof.

     The source and amount of funds (excluding commissions) used by the Reporting Persons to purchase the shares of Common Stock reported in Item 5 below were as follows:

Name                                  Source of Funds   Amount
----                                  ---------------  --------

Savoy Partners, Inc.                  Working Capital  $977,275

Jet Capital Corporation               Working Capital  $377,333

Trust for Benefit of Nicole
Patricia Lorenzo - 1992 Trust         Trust Funds      $ 40,000

Francisco A. Lorenzo, As Custodian
for Mercedes Ana Lorenzo              Custodial Funds  $ 38,875

Francisco A. Lorenzo, As Custodian
for Carolina Grace Lorenzo            Custodial Funds  $ 38,875

Francisco A. Lorenzo, As Custodian
for Timon Francis Lorenzo             Custodial Funds  $ 39,662

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

     The Response to Item 5(a) and (b) is hereby amended by deleting the entire text thereof and inserting the following in lieu thereof.

                                                           PAGE 10 OF 13 PAGES
                                                           -------------------

     (a) and (b) The aggregate number of shares and percentage of the outstanding shares of Common Stock (based on the number of shares reported by the Issuer to be outstanding at February 19, 1997) owned by each of the Reporting Persons is as follows:

Name                                   Number of Shares   Percentage
----                                  ------------------  -----------

Savoy Partners, Inc.                  152,300 shares (1)     6.6% (1)

Jet Capital Corporation               47,200 shares (1)      2.0% (1)

Trust for Benefit of Nicole
Patricia Lorenzo - 1992 Trust         5,000 shares (1)       0.2% (1)

Francisco A. Lorenzo, As Custodian
for Mercedes Ana Lorenzo              5,000 shares           0.2%

Francisco A. Lorenzo, As Custodian
for Carolina Grace Lorenzo            5,000 shares           0.2%

Francisco A. Lorenzo, As Custodian
for Timon Francis Lorenzo             5,000 shares           0.2%

(1) Francisco A. Lorenzo shares voting and dispositive power with respect to the shares of Common Stock owned by Savoy Partners, Inc., Jet Capital Corporation and the Trust for Benefit of Nicole Patricia Lorenzo - 1992 Trust. Accordingly, Mr. Lorenzo may be deemed to be the beneficial owner of all of the 219,500 shares owned by the Reporting Persons, representing 9.5% of the outstanding shares of Common Stock. Schedule B annexed hereto and incorporated herein by reference sets forth certain information as to the person with whom Mr. Lorenzo shares voting or dispositive power with respect to the shares of Common Stock owned by the Trust for Benefit of Nicole Patricia Lorenzo - 1992 Trust. Except as set forth above, neither any Reporting Person nor (to the knowledge of the Reporting Persons) any person referred to on Schedule B beneficially owns any shares of Common Stock.

     (c) The Response to Item 5(c) is hereby amended by adding the following thereto.

     Certain information concerning the transactions in the Common Stock effected since February 22, 1997 (60 days prior to April 22, 1997) by the Reporting Persons is as follows:

                                                           PAGE 11 OF 13 PAGES
                                                           -------------------

                                    Number   Purchase    Price
     Name                 Date    of Shares  or Sale   per Share
    ------               ------   ---------  --------  ---------

Savoy Partners, Inc.    02/24/97      5,000  Purchase    8.750
Savoy Partners, Inc.    03/03/97      2,500  Purchase    8.625
Savoy Partners, Inc.    03/13/97     10,000  Purchase    3.375
Savoy Partners, Inc.    03/14/97      9,500  Purchase    3.250
Savoy Partners, Inc.    03/17/97      1,500  Purchase    3.125
Savoy Partners, Inc.    03/26/97        400  Purchase    3.375
Savoy Partners, Inc.    04/11/97     15,000  Purchase    3.875
Savoy Partners, Inc.    04/11/97      5,000  Purchase    3.750
Savoy Partners, Inc.    04/22/97      6,500  Purchase    4.125
Savoy Partners, Inc.    04/22/97      3,500  Purchase    4.000
Savoy Partners, Inc.    04/24/97      5,000  Purchase    4.000

All of such transactions were effected on the New York Stock Exchange.

     (d) No other person has the right to receive or the power to direct the receipt of dividends from, or the profits from the sale of, the shares of Common Stock owned by the Reporting Persons.

                                                           PAGE 12 OF 13 PAGES
                                                           -------------------


                                   SIGNATURES

     After reasonable inquiry and to the best knowledge of each person or entity set forth below, each such person or entity certifies that the information set forth in this Statement is true, complete, and correct.


Dated:  April 25, 1997

/s/ Francisco A. Lorenzo
----------------------------
    Francisco A. Lorenzo


SAVOY PARTNERS, INC.


By /s/ Francisco A. Lorenzo
  --------------------------
     Francisco A. Lorenzo
     President


JET CAPITAL CORPORATION


By /s/ Francisco A. Lorenzo
  --------------------------
     Francisco A. Lorenzo
     President


TRUST FOR BENEFIT OF NICOLE
PATRICIA LORENZO - 1992 TRUST


By /s/ Francisco A. Lorenzo
  --------------------------
     Francisco A. Lorenzo
     Trustee

                                                           PAGE 13 OF 13 PAGES
                                                           -------------------


FRANCISCO A. LORENZO, AS CUSTODIAN
FOR MERCEDES ANA LORENZO


By /s/ Francisco A. Lorenzo
  -------------------------------
     Francisco A. Lorenzo


FRANCISCO A. LORENZO, AS CUSTODIAN
FOR CAROLINA GRACE LORENZO


By /s/ Francisco A. Lorenzo
  ------------------------------
     Francisco A. Lorenzo


FRANCISCO A. LORENZO, AS CUSTODIAN
FOR TIMON FRANCIS LORENZO


By /s/ Franciso A. Lorenzo
  -----------------------------
     Francisco A. Lorenzo